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Exhibit 99.1

TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, MD 21031

May 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        TESSCO Technologies Incorporated (the Company) has received a representation letter from Arthur Andersen LLP (Andersen), the Company's independent public accountants, in connection with the issuance of Andersen's audit report dated April 24, 2002 included within this filing on Form 10-K. In its letter, Andersen has represented to us that its audit of the financial statements of the Company and its subsidiaries as of March 31, 2002 and for the year then ended were subject to Andersen's quality control system for the U.S. accounting and auditing practice. Andersen provided this representation in order to give us reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to the audit.

                      Very truly yours,

                      /s/  ROBERT C. SINGER

                      Robert C. Singer
                      Senior Vice President
                      Chief Financial Officer

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  Exhibit 99.1